Exhibit 3.1

COMPOSITE COPY OF

AMENDED AND RESTATED
DECLARATION OF TRUST
OF
EPR PROPERTIES

(As Amended Through June 1, 2018)

EPR Properties, a Maryland real estate investment trust (the "Trust") under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

The following provisions are all of the provisions of the Declaration of Trust currently in effect as hereinafter amended:

FIRST: The name of the real estate investment trust (the "Trust") is: EPR Properties. Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable or advisable, the Trust may use any other designation or name for the Trust.

SECOND: The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the "Code")).

THIRD: The purposes for which the Trust is formed is to engage in any lawful act or activity for which real estate investment trusts may be formed under the laws of the State of Maryland.

FOURTH: The current address of the principal office of the Trust is 1221 Baltimore Avenue, Kansas City, Missouri 64105. The post office address of the principal office of the Trust in the State of Maryland is c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Trust in the State of Maryland is The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a corporation located in the State of Maryland.

FIFTH:

Section 1. The number of Trustees of the Trust shall initially be five (5), which number may be increased or decreased from time to time by the vote of a majority of the entire Board of Trustees, but such number shall in no case be less than three. Any such determination shall be by the Board of Trustees and shall continue in effect unless and until changed by the Board of Trustees, but no such changes shall affect the term of any Trustee then serving. A majority of the entire Board of Trustees shall constitute a quorum for the transaction of business.

Section 2. Each person elected as a Trustee of the Trust after the 2018 annual meeting of shareholders, whether to succeed a person whose term of office as a Trustee has expired (including the expiration of such person’s term) or to fill any vacancy, shall be elected for a term expiring at the next annual meeting. Each Trustee elected at or prior to the 2018 annual meeting of shareholders shall be deemed to serve as a member of the class of Trustees to which he or she was so elected for the term elected. At and after the 2021 annual meeting of shareholders, the Trustees shall no longer be classified with respect to the time for which they hold office. Notwithstanding the foregoing, each Trustee shall hold office until a successor has been elected or qualified or until his or her earlier death, resignation or removal.

Section 3.(a) A Trustee shall perform his or her duties as a trustee, including his or her duties as a member of a committee of the Board of Trustees on which he or she serves:

(i)    in good faith;

(ii)    in a manner he or she reasonably believes to be in the best interest of the Trust; and

(iii)    with the care that an ordinarily prudent person in a like position would use under similar circumstances.

(b) In performing his or her duties, a Trustee is entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by:

(i)    an officer or employee of the Trust whom the Trustee reasonably believes to be reliable and competent in the matters presented;

(ii)    a lawyer, certified public accountant, investment banker or other person, as to the matter which the Trustee reasonably believes to be within the person's professional or expert competence; or

(iii)    a committee of the Board of Trustees on which the Trustee does not serve, as to a matter within its designated authority, if the Trustee reasonably believes the committee to merit confidence.

Section 4. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, a Trustee may be removed at any time, for cause, at a meeting of the shareholders, by the affirmative vote of two thirds of all the votes entitled to be cast generally in the election of Trustees.

For purposes of this Section 4, "cause" shall mean and be limited to any one of the following:

(a)    A Trustee is guilty of gross negligence or willful misconduct in the performance of his or her services on behalf of the Trust; or

(b)    A Trustee is guilty of a material act or omission in the performance of his or her services on behalf of the Trust:

(i)    which was committed in bad faith; or
(ii)    which was the result of active and deliberate dishonesty; or
(iii)    from which the Trustee actually received an improper personal benefit in money,

property or services; or

(c)    A Trustee is guilty of a criminal act in the performance of his or her services on behalf of the Trust in which the Trustee had reasonable cause to believe his or her act was unlawful.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Trustees is expressly authorized to make, alter, amend or repeal the Bylaws of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive.

SEVENTH:

Section 1. Indemnification. The Trust shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify (a) any individual who is a present or former trustee or officer of the Trust or (b) any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim, liability, judgment, penalty, fine or amount paid in settlement, together with reasonable expenses actually incurred in advance of final disposition of a proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

Section 2. Insurance. The Trust may purchase and maintain insurance on behalf of any person who is or was a trustee, officer, employee or agent of the Trust or who, while a trustee, officer, employee or agent of the Trust is or was serving at the request of the Trust as a director, officer, shareholder, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as such, whether or not the Trust would have the power to indemnify such person against the same liability under Section 1 of this Article SEVENTH.

EIGHTH:

Section 1. Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue 100,000,000 common shares of beneficial interest, $0.01 par value per share ("Common Shares"), and 25,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"). The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue. If shares of one class of beneficial interest are classified or reclassified into shares of another class of beneficial interest pursuant to Sections 2, 3 or 4 of this Article EIGHTH, the number of authorized shares of the former class shall be automatically decreased and the number of authorized shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph.

Section 2. Common Shares. Subject to the provisions of Article NINTH, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares.

Section 3. Preferred Shares. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previous classified but unissued Preferred Shares of any series from time to time in one or more series of Shares.

Section 4. Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article NINTH and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 5. Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

Section 6. Dividends and Distributions. The Board of Trustees may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to authorize and declare such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6 shall be subject to provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 7. General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 8. Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 9. Declaration and Bylaws. All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

Section 10. Declaration and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders, so long as the number of shares combined into one share in any such combination or series of combinations within any period of twelve months is not greater than 100.

NINTH:

Section 1. Definitions. For the purposes of this Article NINTH, the following terms shall have the following meanings:

"Beneficial Ownership" shall mean ownership of Shares by a Person who (i) would be treated as an owner of such Shares under section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code or (ii) would be treated as an owner of such Shares under Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

"Charitable Beneficiary" shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Trustees as the beneficiary or beneficiaries of the Excess Share Trust.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Excess Shares" shall mean Shares resulting from an event described in Section 3 of this Article NINTH.

"Excess Share Trust" shall mean the trust created pursuant to Section 3 and Section 14 of this Article NINTH.

"Excess Share Trustee" shall mean a person, who shall be unaffiliated with the Trust, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board of Trustees as the trustee of the Excess Share Trust.

"Fair Market Value" shall mean the last reported sales price reported on the New York Stock Exchange for Shares on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price for Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such Shares on the relevant date as determined in good faith by the Board of Trustees.

"Initial Public Offering" shall mean the sale of Shares to the public pursuant to the Trust's first effective registration statement for such Shares under the Securities Act of 1933, as amended.

"Ownership Limit" shall initially mean 9.8%, in number of Shares or value, of the outstanding Shares of any class or series of Common Stock or Preferred Stock of the Trust. The number and value of the outstanding Shares of any class or series of Common Stock or Preferred Stock of the Trust shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

"Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Section 3 of this Article NINTH, the Person who would have been the beneficial holder of the Shares, if such Transfer had been valid under Section 2 of this Article NINTH.

"Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Section 3 of this Article NINTH, the Person who would have been the record holder of the Shares, if such Transfer had been valid under Section 2 of this Article NINTH.

"REIT" shall mean a real estate investment trust under Section 856 of the Code.

"REIT Provisions of the Code" means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

"Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

"Shares" shall mean the shares of the Trust as may be authorized and issued from time to time pursuant to Article EIGHTH.

"Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares and (c) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

Section 2. Ownership Limitation.

(A) Except as provided in Section 11 and Section 19 of this Article NINTH and subject to clause (E) of this Section 2, from the date of the Initial Public Offering until the Restriction Termination Date, no Person, or Persons acting as a group, shall Beneficially Own Shares in excess of the Ownership Limit.

(B) Except as provided in Section 11 and Section 19 of this Article NINTH and subject to clause (E) of this Section 2, from the date of the Initial Public Offering until the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Shares.

(C) Except as provided in Section 11 and Section 19 of this Article NINTH and subject to clause (E) of this Section 2, from the date of the Initial Public Offering until the Restriction Termination Date, any Transfer that, if effective, would result in the Shares being beneficially owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such Shares.

(D) Except as provided in Section 11 and Section 19 of this Article NINTH and subject to clause (E) of this Section 2, from the date of the Initial Public Offering until the Restriction Termination Date, any Transfer that, if effective, would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

(E) Nothing contained in this Article NINTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article NINTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article NINTH.

Section 3. Excess Shares.

(A) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the date of the Initial Public Offering until the Restriction Termination Date, there is a purported Transfer such that any Person would Beneficially Own Shares in excess of the applicable Ownership Limit, then, except as otherwise provided in Section 11 of this Article NINTH, Shares directly owned by such Person in excess of the Ownership Limit shall be automatically designated as Excess Shares (without reclassification) until such Person does not own Shares in excess of the applicable Ownership Limit. The designation of such Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after designation of such Shares owned directly by a Person as Excess Shares, such Person still owns Shares in excess of the applicable Ownership Limit, Shares Beneficially Owned by such Person constructively in excess of the Ownership Limit shall be designated as Excess Shares until such Person does not own Shares in excess of the applicable Ownership Limit. Where such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares as Excess Shares held by such other Persons shall be pro rata.

(B) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the date of the Initial Public Offering until the Restriction Termination Date, there is a purported Transfer of Shares or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect shareholder of the Trust which, if effective, would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then any Shares being Transferred which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares and be treated as provided in this Article NINTH. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after the designation of any such Shares as Excess Shares, the Trust is still "closely held" within the meaning of Section 856(h) of the Code, an amount of Shares owned directly by any individual whose Beneficial Ownership of Shares in the Trust increased as a result of the sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect shareholder of the Trust and is one of the five individuals who caused the Trust to be "closely held" within the meaning of Section 856(h) of the Code, shall be automatically designated as Excess Shares until the Trust is not "closely held" within the meaning of Section 856(h) of the Code. Where several similarly situated individuals exist, the designation of Shares as Excess Shares shall be pro rata. If, after applying the foregoing provisions the Trust is still "closely held" within the meaning of Section 856(h) of the Code, any Shares constructively owned by such individuals shall be designated as Excess Shares, on a pro rata basis among similarly situated individuals, until the Trust is not "closely held" within the meaning of Section 856(h) of the Code.

(C) If, at any time after the date of the Initial Public Offering until the Restriction Termination Date, an event other than a purported Transfer (an "Event") occurs which would cause any Person to Beneficially Own Shares in excess of the Ownership Limit, then, except as otherwise provided in Section 11 of this Article NINTH, Shares Beneficially Owned by such Person in excess of the Ownership Limit shall be automatically designated as Excess Shares to the extent necessary to eliminate such excess ownership. The designation of Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are designated as Excess Shares, Shares Beneficially Owned by any Person who caused the Event to occur shall be designated as Excess Shares before any Shares not so held are designated. Where several similarly situated Persons exist, the designation of Shares as Excess Shares shall be pro rata. If any Person is required to designate Shares as Excess Shares pursuant to this Clause (C) of this Section 3 of this Article NINTH, such Person shall first designate Shares directly held by such Person before designating Shares Beneficially Owned constructively. Where such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares by such other Persons shall be pro rata.

Section 4. Prevention of Transfer. If the Board of Trustees or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) of any Shares in violation of Section 2 of this Article NINTH, the Board of Trustees or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 2 of this Article NINTH shall automatically result in the designation and treatment described in Section 3 of this Article NINTH, irrespective of any action (or non-action) by the Board of Trustees.

Section 5. Notice to Trust. Any Person who acquires or attempts to acquire Shares in violation of Section 2 of this Article NINTH, or any Person who is a transferee such that Excess Shares result under Section 3 of this Article NINTH, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Trust of such event. Such person shall also provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust's status as a REIT and shall execute and deliver such instruments and provide such further cooperation and assistance as the Board of Trustees deems advisable to preserve the status of the Trust as a REIT.

Section 6. Information for Trust. From the date of the Initial Public Offering until the Restriction Termination Date:

(A) every Beneficial Owner of more than 5% (or such other lower percentages as required pursuant to regulations under the Code) of the number or value of any class or series of Common Stock or Preferred Stock of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner, the number of Shares of such class or series of Common Stock or Preferred Stock Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Trust such additional information as the Trust may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Ownership Limit.

(B) each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Trust in writing such information with respect to direct, indirect and constructive ownership of Shares as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Trust's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Section 7. Other Actions by Board. Subject to Section 2 of this Article NINTH, nothing contained in this Article NINTH shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust's status as a REIT, provided, however, that no provision of this Section 7 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

Section 8. Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article NINTH, including any definition contained in Section 1, the Board of Trustees shall have the power to determine the application of the provisions of this Article NINTH with respect to any situation based on the facts known to it. In the event this Article NINTH requires or permits an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article NINTH.

Section 9. Increase or Decrease in Ownership Limits. Subject to the limitations provided in Section 10 of this Article NINTH, the Board of Trustees may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

Section 10. Limitations on Changes in Ownership Limits.

(A) The Ownership Limit may not be increased if, after giving effect to such increase, five individual Beneficial Owners of Shares could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Shares.

(B) Prior to the modification of any Ownership Limit pursuant to Section 9 of this Article NINTH, the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.

(C) No Ownership Limit may be increased to a percentage which is greater than 9.9%.

Section 11. Waivers by the Board. The Board of Trustees with a ruling from the Internal Revenue Service, an opinion of counsel to the effect that such exemption will not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, or such other evidence as the Board of Trustees deems necessary in its sole discretion may exempt, on such conditions and terms as the Board of Trustees deems necessary in its sole discretion, a Person from the Ownership Limit if the Board of Trustees obtains such representations and undertakings from such Person as the Board of Trustees may deem appropriate and such Person agrees that any violation of the terms of such exemption or attempted violation of the same will result in, to the extent necessary, the designation of Shares held by such Person as Excess Shares in accordance with Section 3 of this Article NINTH.

Section 12. Legend. Each certificate for Shares shall bear substantially the following legend:

The securities represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Declaration of Trust of the Trust, no Person may Beneficially Own Shares in excess of 9.8% (or such greater percentage as may be determined by the Board of Trustees of the Trust) of the number or value of the outstanding Shares of any class or series of the Common Stock or Preferred Stock of the Trust. Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Trust in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, a copy of which, including the restrictions on transfer, will be furnished to each shareholder on request and without charge. If the restrictions on transfer are violated, the securities represented hereby which are in excess of the above limitations will be designated and treated as Excess Shares which will be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary.

Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 13. Severability. If any provision of this Article NINTH or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 14. Transfer of Excess Shares. Upon any purported Transfer that results in Excess Shares pursuant to Section 3 of this Article NINTH, such Excess Shares shall be deemed to have been transferred to the Excess Share Trustee, as trustee of a special trust for the exclusive benefit of the Charitable

Beneficiary. The Trust shall name a Charitable Beneficiary, if one does not already exist, within five days of the discovery of any designation of any Excess Shares; however, the failure to so name a Charitable Beneficiary shall not affect the designation of Shares as Excess Shares or the transfer thereof to the Excess Share Trustee. Excess Shares so held in trust shall be issued and outstanding Shares of the Trust. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in Section 17 of this Article NINTH.

Section 15. Distributions on Excess Shares. Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive, for each Excess Share, the lesser of (1) the amount per share of any distribution made upon liquidation, dissolution or winding up or (2) the price paid by the Purported Record Transferee for the Excess Shares, or if the Purported Record Transferee did not give value for the Excess Shares, the Fair Market Value of the Excess Shares on the day of the event causing the Excess Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been designated as Excess Shares shall be repaid, upon demand, to the Excess Share Trust for the benefit of the Charitable Beneficiary.

Section 16. Voting of Excess Shares. The Excess Share Trustee shall be entitled to vote the Excess Shares on behalf of the Charitable Beneficiary on any matter. Subject to Maryland law, any vote cast by a Purported Record Transferee with respect to the Excess Shares prior to the discovery by the Trust that the Excess Shares were held in trust will be rescinded ab initio; provided, however, that if the Trust has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all the assets, dissolution of the Trust or other action by the Trust, then the vote cast by the Purported Record Transferee shall not be rescinded. The owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

Notwithstanding the provisions of this Article NINTH, until the Trust has received notification that Excess Shares have been transferred into an Excess Share Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Section 17. Non-Transferability of Excess Shares. Excess Shares shall be transferable only as provided in this Section 17. At the direction of the Board of Trustees, the Excess Share Trustee shall transfer the Shares held in the Excess Share Trust to a Person or Persons whose ownership of such Shares will not violate the Ownership Limit. If such a transfer is made to such a Person or Persons, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Fair Market Value of the Shares on the day of the event causing the Shares to be held in trust, or (2) the price received by the Excess Share Trust from the sale or other disposition of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee will be paid to the Charitable Beneficiary. The Excess Share Trustee shall be under no obligation to obtain the highest possible price for the Excess Shares. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Trust must have waived in writing its purchase rights under Section 18. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section against the Charitable Beneficiary.

If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Excess Shares in trust and to hold such Excess Shares on behalf of the Trust.

Section 18. Call by Trust on Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Fair Market Value at the time of such devise, gift or other transaction) and (b) the Fair Market Value of the Excess Shares on the date the Trust, or its designee, accepts such offer (the "Redemption Price"). The Trust shall have the right to accept such offer for a period of ninety days after the later of (x) the date of the Purported Transfer which resulted in such Excess Shares and (y) the date the Board of Trustees determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 5 of this Article NINTH but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 17 of this Article NINTH. Unless the Board of Trustees determines that it is in the interests of the Trust to make earlier payments of all of the amount determined as the
Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board of Trustees at any time up to but not later than the five years after the date the Trust accepts the offer to purchase the Excess Shares. In no event shall the Trust have an obligation to pay interest to the Purported Record Transferee.

Section 19. Underwritten Offerings. The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering, provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

Section 20. Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article NINTH.

Section 21. Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

TENTH:

Section 1. Meetings. There shall be an annual meeting of the shareholders, to be held on such notice and at such time (after the delivery of the annual report) and location, within or without the State of Maryland, as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 2. Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in ARTICLE FIFTH and the removal of Trustees as provided in ARTICLE FIFTH; (b) amendment of the Declaration of Trust as provided in ARTICLE TWELFTH; (c) termination of the

Trust as provided in ARTICLE FIFTEENTH; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in ARTICLE FOURTEENTH; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees. Elections of Trustees need not be by written ballot unless the Bylaws of the Trust so provide.

Section 3. Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to ARTICLE EIGHTH or as may be otherwise agreed by contract, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b) except as expressly required by Title 8, have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding.

Section 4. Shareholder Vote. Except as specifically provided in ARTICLE FIFTH, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by a majority of the number of votes entitled to be cast on the matter.

Section 5. Board Approval. The submission of any action to the shareholders for their consideration shall first be approved by the Board of Trustees.

Section 6. Actions by Shareholders without a Meeting. The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

Section 7. Books. The books of the Trust may be kept (subject to applicable law) outside the State of Maryland at such place or places as may be designated from time to time by the Board of Trustees or in the Bylaws of the Trust.

ELEVENTH: The Trust reserves the right to amend, alter, change or repeal any provision contained in this Declaration of Trust (including the contract rights of any outstanding Shares) in the manner now or hereafter prescribed or permitted by statute. All rights at any time conferred upon the shareholders of the Trust by this Declaration of Trust are granted subject to the reservations in this Article ELEVENTH.

TWELFTH: Except as otherwise specifically provided herein, any amendment to this Declaration of Trust shall be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. The Board of Trustees may amend this Declaration of Trust from time to time to qualify the Trust as a REIT under the Code or Title 8 by the affirmative vote of not less than two thirds of the Trustees, without the consent of any shareholders.

THIRTEENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers, no trustee or officer of the Trust shall be liable to the Trust or its shareholders for money damages. Neither the amendment nor repeal of this Article THIRTEENTH, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws of the Trust inconsistent with this Article THIRTEENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a

Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property, or services, in which event such Trustee or officer shall be liable for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

FOURTEENTH: Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property. Any such action must be approved by the Board of Trustees in the manner provided in Title 8 and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

FIFTEENTH:

Section 1. Duration. The Trust shall continue perpetually unless terminated pursuant to Section 2 of this ARTICLE FIFTEENTH or any applicable provision of Title 8.

Section 2. Termination.

(a)    Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

(i)    The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)    The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

(iii)    After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as the Board of Trustees deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b) After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

SIXTEENTH: The undersigned Chairman acknowledges this Declaration of Trust to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Chairman acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SEVENTEENTH: This Declaration of Trust is executed by the undersigned Trustee and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

EIGHTEENTH: Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

NINETEENTH: In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

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